                                                                    EXHIBIT 10.7

                                    AGREEMENT

         This Agreement ("Agreement") is entered into as of May 11, 1998 among Eli Lilly and Company, an Indiana corporation ("Lilly"), Ligand Pharmaceuticals Incorporated, a Delaware corporation ("Ligand"), and Seragen, Inc., a Delaware corporation ("Seragen"). All of the provisions of this Agreement (except Sections 2(b), 2(c), 2(e), 11 and 13 or as otherwise provided in this Agreement) shall be effective as set forth in Sections 2(a), 2(c) and 2(d) (the "Effective Date"); and Sections 2(b), 2(c), 2(e), 11 and 13 shall be effective as of the date hereof between Lilly and Ligand only. Seragen shall not be a party to this Agreement and none of the provisions hereof shall be deemed to be for the benefit of Seragen until such time as Seragen executes this Agreement as of the closing (the "Closing") of the proposed merger (the "Merger") of Seragen with and into Knight Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Ligand ("Knight Acquisition"), as set forth below. All references to "Seragen" in this Agreement shall include the surviving corporation of the Merger, pursuant to the terms of that certain Agreement and Plan of Reorganization dated as of May 11, 1998 (the "Reorganization Agreement"), a copy of which has been furnished to Lilly. Upon the consummation of the Merger, Seragen will be a wholly owned subsidiary of Ligand and Ligand will cause Seragen to execute this Agreement as of the Closing.

         WHEREAS, Lilly and Seragen are parties to the Sales and Distribution Agreement (as amended through the date hereof, the "Sales Agreement") dated as of August 3, 1994, as previously amended by an Amendment to Sales and Distribution Agreement dated May 28, 1996, and to the Development Agreement dated as of August 3, 1994 (as amended through the date hereof, the "Development Agreement"), each of the Sales Agreement and the Development Agreement having been amended by an Amendment dated December 16, 1994, an Amendment re: Steering Committee effective June 30, 1995, an Amendment to Sales and Distribution Agreement and Development Agreement dated April 7, 1997, a certain letter agreement dated June 5, 1997, and a certain letter agreement dated May 11, 1998, in each case between Lilly and Seragen (collectively, the Sales Agreement and the Development Agreement shall be known as the "Seragen Agreements");

         WHEREAS, the Sales Agreement governs certain marketing and distribution rights with respect to Seragen's fusion protein technology;

         WHEREAS, the Development Agreement governs the conduct of certain basic and clinical research performed with respect to Seragen's fusion protein technology;

         WHEREAS, Ligand and Lilly are parties to the Option and Wholesale Purchase Agreement dated November 25, 1997, as the same may be amended from time to time ("Wholesale Purchase Agreement");

         WHEREAS, Ligand desires to have the option in certain circumstances to
(i) reject the Ligand Option (as defined in the Wholesale Purchase Agreement) and its rights and obligations under the Wholesale Purchase Agreement (other than the rights and obligations set forth in Section 1.3 of the Wholesale Purchase Agreement), (ii) to accept the assignment by Lilly of all of Lilly's rights and obligations under the Seragen Agreements, subject to the terms and conditions of this Agreement (the "Assignment"), and, in the event Ligand elects subclause
(ii) above, Lilly desires to effect the Assignment or (iii) to exercise the Ligand Option.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter recited, the parties hereto agree as follows:

        1. Definitions. Capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Seragen Agreements, as applicable. When used in this Agreement, each of the following terms shall have the meanings set forth below:

                  "BLA" shall mean a biologics license application.

                  "Confidential Information" shall mean all information, inventions, knowhow and data disclosed by one party to the other party, or its respective affiliates or agents, pursuant to this Agreement, whether in oral, written, graphic or electronic form and whether in existence as of the effective date or developed or acquired in the future, except where such information (i) is public knowledge at the time of disclosure by the disclosing party, (ii) becomes public knowledge through no fault of the receiving party, (iii) was in the possession of the receiving party at the time of disclosure by the disclosing party as evidenced by proper business records or (iv) is disclosed to the receiving party by a third party, to the extent such third party's disclosure was not in violation of any obligation of confidentiality. "Confidential Information" shall also include all information that would have been included in the definition of "Confidential Information" under the Seragen Agreements, which information shall be deemed to be subject to the nondisclosure and nonuse obligations contained herein notwithstanding the assignment of the Seragen Agreements hereunder.

                  "Cover" (including variations thereof such as "Covering", "Covered", and "Coverage") shall mean the manufacture, use, import, offer for sale or sale of the Product would infringe a Valid Claim; provided, with respect to process or manufacturing patent, that a Valid Claim therein effectively precludes third parties from manufacturing, using, importing, offering for sale or selling the Product. The determination of whether the Product is Covered by a particular Valid Claim shall be made on a country by country basis. A Valid Claim shall be deemed to provide effective preclusion hereunder where (i) there is no competing Product being marketed or (ii) if the Product is being marketed by a competitor, it infringes the Valid Claim (including any period in which, and provided that, the Valid Claim is being litigated).

                  "DAB389IL-2" shall mean a fusion protein developed by Seragen comprising the first 389 amino acids of the A and B fragments of the diptheria toxin combined with interleukin-2. The term shall include pharmaceutical formulations comprising a DAB389IL-2 developed under the Seragen Agreements.

                  "Data Exclusivity Period" shall mean the period, if any, during which the FDA, or other equivalent regulatory agency in the case of countries other than the United States, prohibits reference, for purposes of seeking Regulatory Approval, to clinical and other data contained in the Regulatory Approval package relating to the Product, without the consent of the party holding the new drug application or equivalent Regulatory Approval.

                  "Dollar" shall mean United States dollars.

                  "First Commercial Sale" shall mean the first sale for use by the general public of the Product after receipt of Regulatory Approval in that country.

                  "Ligand Option Period" shall have the meaning given it in the Wholesale Purchase Agreement.

                  "Net Sales" shall mean the gross amount invoiced by Ligand, Seragen or any affiliate or sublicensee of either Ligand or Seragen to unrelated third parties for the Product, Less: (i) trade, quantity and cash discounts actually allowed; (ii) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (iii) actual product returns and allowances; (iv) the manufacturing cost of drug delivery systems, including royalties payable thereon; (v) any tax imposed on the production, sale, delivery or use of the Product (excluding federal, state or local taxes based on income); (vi) distribution expenses reasonably documented by Ligand; and (vii) any other similar and customary deductions (as defined and accepted by GAAP), actually incurred. Such amounts shall be determined from the books and records of Ligand, Seragen and any affiliate or sublicense of either Ligand or Seragen which shall be maintained in accordance with GAAP.

                  "Product" shall mean the finished, salable pharmaceutical form of DAB389IL-2.

                  "Regulatory Approval" shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of the Product (including exports) in a jurisdiction in which Ligand or any affiliate or sublicensee elects to market the Product, including, without limitation, approval of labeling, price, reimbursement and manufacturing.

                  "Royalty Term" shall mean, with respect to the Product in each country, (A) if the manufacture, use, import, offer for sale or sale of the Product in such country is Covered by a Seragen Patent, the period of time equal to the longer of (1) ten (10) years from the date of First Commercial Sale of the Product in such country (or, if First Commercial Sale occurs prior to January 1, 2000, in such country, for ten (10) years from January 1, 2000) or
(2) the expiration of the last-to-expire applicable patent in such country; provided, however, if the manufacture, use, import, offer for sale or sale of the Product is Covered only by a Valid Claim of a pending patent application in such country, the Royalty Term shall expire, except as provided in (B) below, five (5) years from the date of the First Commercial Sale in such country unless
(y) the pending patent application Covering such Product issues prior to the end of such five (5) year period, in which case the Royalty Term shall not expire at the end of such five (5) year period, or (z) the pending patent application Covering such Product issues after the end of such five (5) year period, in which case the Royalty Term shall expire at the end of such five (5) year period but shall be reinstated from the date the patent issues, or (B) if the manufacture, use, import offer for sale or sale of the Product in such country is not so Covered by a Seragen Patent, the period of time equal to the Data Exclusivity Period in such country.

                  "Seragen Agreements" shall have the meaning set forth in the preamble to this Agreement.

                  "Seragen Patents" shall mean all patents, both foreign and domestic (including without limitation, all substitutions, extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof), and all patent applications (including provisional applications, divisions, continuations and continuations-in-part), heretofore or hereafter filed or having any legal force in any country together with any patents that have issued or in the future issue therefrom, which are owned, controlled, or licensed (with the right to disclose and sublicense and subject to the rights of third parties existing thereon), in whole or in part, by Seragen or any affiliate of Seragen, and which Cover the Product.

                  "Valid Claim" shall mean any claim (a) issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer, or (b) of a pending patent application, so long as such patent application is being diligently prosecuted.

        2. Effectiveness of this Agreement, Assignment of Seragen Agreements; Effectiveness of Wholesale Purchase Agreement.

                  (a) In the event the Closing occurs prior to first Regulatory Approval, this Agreement shall become effective as of the Closing and thereafter: (i) the Wholesale Purchase Agreement shall be deemed to have expired without the exercise of the Ligand Option (as defined in the Wholesale Purchase Agreement) or the Cash/Royalty Option and the Wholesale Purchase Agreement shall be of no further force or effect; (ii) Ligand shall have no further right to exercise its option under Section 6.1 (b) of the Collaboration Agreement dated November 25, 1997, among Lilly, Ligand and Allergan Ligand Retinoid Therapeutics, Inc.; and (iii) Ligand shall have no further right to exercise its option under Section 5.1 (b) of the Development and License Agreement (Targretin) dated November 25, 1997, between Lilly and Ligand.

                  (b) (i) In the event first Regulatory Approval is received prior to the Closing (which Regulatory Approval has been received on or before January 31, 1999) and Ligand is in compliance with Section 5.9 of the Reorganization Agreement through the date of such Regulatory Approval (as determined pursuant to that certain letter agreement dated the date hereof between Ligand, Lilly and Seragen), within fifteen (15) days following receipt of the first Regulatory Approval, Ligand shall elect one of the following alternatives, by written notice to Lilly within such fifteen (15)-day period:
(A) to exercise the Cash/Royalty Option (as defined in Section 1.3 of the Wholesale Purchase Agreement) and thereby elect to receive an equity investment and an increase in certain royalties under Section 1.3 of the Wholesale Purchase Agreement; or (B) to proceed with the Assignment by Lilly, subject to the terms and conditions of this Agreement.

                  (ii) In the event first Regulatory Approval is received prior to the Closing (which Regulatory Approval has been received following January 31, 1999) and Ligand is in compliance with Section 5.9 of the Reorganization Agreement through the date of such Regulatory Approval (as determined pursuant to that certain letter agreement dated the date hereof between Ligand, Lilly and Seragen), within fifteen (15) days following receipt of the first Regulatory Approval ("Notice Period"), Ligand shall elect one of the following alternatives, by written notice to Lilly within the Notice Period: (A) to proceed with the Assignment by Lilly, subject to the terms and conditions of this Agreement; or (B) to terminate this Agreement. In the event Ligand elects to terminate this Agreement under this Section 2(b)(ii), the Wholesale Purchase Agreement shall be deemed terminated and Ligand shall have no right to exercise either the Ligand Option or the Cash/Royalty Option.

                           (iii)    (A)     In the event first Regulatory
Approval is received prior to the Closing and Ligand is not in compliance with
Section 5.9 of the Reorganization Agreement through the date of such Regulatory Approval (as determined pursuant to that certain letter agreement dated the date hereof between Ligand, Lilly and Seragen), Ligand shall elect one of the following alternatives, by written notice to Lilly within the Notice Period: (I) to exercise the Cash/Royalty Option (as defined in Section 1.3 of the Wholesale Purchase Agreement) and thereby elect to receive an equity investment and an increase in certain royalties under Section 1.3 of the Wholesale Purchase Agreement; or (II) to exercise the Ligand Option (as defined in Section 1.1 of the Wholesale Purchase Agreement) and thereby elect to act as Lilly's exclusive wholesaler of the Product, subject to the terms and conditions of the Wholesale Purchase Agreement.

                                    (B)     Notwithstanding the foregoing, Lilly
may extend the Notice Period, in its sole discretion, by written notice to Ligand during the Notice Period, for a period not to exceed ninety (90) days ("Extended Notice Period"). Ligand shall not be permitted to exercise the Cash/Royalty Option or the Ligand Option without Lilly's prior written consent during the Extended Notice Period until that day which is three (3) business days prior to the last day of the Extended Notice Period at which time, if the Closing has not occurred, Ligand may exercise either the Cash/Royalty Option or the Ligand Option.

                           (iv) No First Commercial Sale shall occur within the
Notice Period or the Extended Notice Period. During the period of time following first Regulatory Approval through to First Commercial Sale, Lilly and Ligand shall cooperate to insure preparations for product launch proceed in an expeditious manner to ensure Product is made available to patients as soon as possible.

                  (c) If Ligand exercises the Cash/Royalty Option pursuant to Sections 2(b)(i) or 2(b)(iii) above, the sole surviving right and obligations of Ligand and Lilly shall be as set forth in Section 1.3 of the Wholesale Purchase Agreement and upon delivery of the Cash/Royalty Notice: (i) the Wholesale Purchase Agreement shall have no effect other than as set forth in Section 1.3 of such agreement; (ii) Ligand shall exercise its option under Section 6.1(b) of the Collaboration Agreement dated November 25, 1997, among Lilly, Ligand and Allergan Ligand Retinoid Therapeutics, Inc.; (iii) Ligand shall exercise its option under Section 5.1(b) of the Development and License Agreement (Targretin) dated November 25, 1997, between Lilly and Ligand; and (iv) this Agreement shall terminate.



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

                  (d) If Ligand elects to proceed with the Assignment pursuant to Sections 2(b)(i) or (ii) above, the Assignment shall be deemed to have occurred and this Agreement shall be effective as of the date of delivery of notice by Ligand to Lilly pursuant to Sections 2(b)(i) or (ii) above and thereafter: (i) the Wholesale Purchase Agreement shall be deemed to have expired without the exercise of the Ligand Option (as defined in the Wholesale Purchase Agreement) or the Cash/Royalty Option and the Wholesale Purchase Agreement shall be of no farther force or effect; (ii) Ligand shall have no further right to exercise its option under Section 6.1(b) of the Collaboration Agreement dated November 25, 1997, among Lilly, Ligand and Allergan Ligand Retinoid Therapeutics, Inc.; and (iii) Ligand shall have no further right to exercise its option under Section 5.1(b) of the Development and License Agreement (Targretin) dated November 25, 1997, between Lilly and Ligand.

                  (e) If Ligand exercises the Ligand Option pursuant to Section 2(b)(iii) above, the sole surviving right and obligations of Ligand and Lilly shall be as set forth in the Wholesale Purchase Agreement and upon delivery of notice of exercise pursuant to Section 1.2 of the Wholesale Purchase Agreement:
(i) the Wholesale Purchase Agreement shall have be in full force and effect other than Section 1.3 of such agreement; (ii) Ligand shall have no further right to exercise its option under Section 6.1(b) of the Collaboration Agreement dated November 25, 1997, among Lilly, Ligand and Allergan Ligand Retinoid Therapeutics, Inc.; (iii) Ligand shall have no further right to exercise its option under Section 5.1(b) of the Development and License Agreement (Targretin) dated November 25, 1997, between Lilly and Ligand; and (iv) this Agreement shall terminate.

                  (f) In the event the Reorganization Agreement is terminated prior to Regulatory Approval, this Agreement shall have no further force or effect and Ligand's sole options shall be to exercise the Ligand Option or, if the Reorganization Agreement is terminated on or prior to January 31, 1999, the Cash/Royalty Option under the Wholesale Purchase Agreement.

                  (g) Upon the Assignment, except for the obligations reaffirmed by Lilly pursuant to Section 4 below, Lilly hereby assigns all of its rights and obligations under the Seragen Agreements in whole to Ligand and Ligand hereby assumes all of Lilly's rights and obligations under the Seragen Agreements in whole without recourse to Lilly. From and after the date of assignment hereunder, as between Lilly on the one hand, and Ligand (and Seragen, as of the Closing) on the other hand, all rights and obligations relating to the Product shall be governed by this Agreement and that certain letter agreement between Ligand, Lilly and Seragen dated the date hereof.

        3. Payment of Preclinical, Clinical and Registration Expenses.

                  (a) Lilly shall (i) in the event the Closing has not yet occurred, reimburse Ligand for Ligand's payments to Seragen under the Seragen Agreements with respect to and (ii) in the event that the Closing has occurred, pay to Seragen, the direct costs (provided such costs would have been reimbursable under the Seragen Agreements) incurred by Seragen (the "Product Costs") associated with (A) the submitting clinical data (Seragen Phase III protocol 04-10) to the United States Food and Drug Administration ("FDA") and
(B) seeking approval of that
submission by the FDA as required by the Seragen Agreements until the earlier of the date on which (x) a BLA for the Product is rejected, (y) a not approved, approvable or approved letter from the FDA is received for the Product or (z) a BLA for the Product is withdrawn. "Product Costs" shall not include any internal costs of Seragen except for internal costs of the nature previously reimbursed by Lilly under the Seragen Agreements.

                  (b) Lilly shall (i) in the event the Closing has not yet occurred, reimburse Ligand for Ligand's payments to Seragen under the Seragen Agreements with respect to and (ii) in the event that the Closing has occurred, pay to Seragen, an amount up to $6.85 million (less amounts spent by Lilly after October 15, 1997 in connection with Seragen protocols 04-11 and 04-14, and amounts related to registration efforts for the Product) for expenditures (as set forth in the Seragen Agreements) incurred by Seragen and Ligand for completion of Seragen protocols 04-11 and 04-14 following approval of the Products by FDA. Ligand will be responsible for any expenditures in excess of the $6.85 million to be paid by Lilly pursuant to this Section 3 as set forth in the Seragen Agreements. If any portion of the $6.85 million referred to above is not used or reasonably required to pay the expenses referred to in this Section 3(b), Lilly shall be entitled to retain the unused portion.

                  (c) Ligand shall, during the time that Lilly is obligated to pay amounts under this Section 3, furnish or cause to be furnished to Lilly on a quarterly basis a written report of the Product Costs and other expenditures incurred as set forth in Sections 3(a) and 3(b) above in the immediately preceding calendar quarter (the "Quarterly Report"). Each Quarterly Report shall be due on the seventy-fifth (75th) day following the close of each calendar quarter and shall set forth in reasonable detail a listing of the Product Costs, the purposes of such expenditures and the persons to whom such amounts were paid. Ligand shall, or shall cause Seragen to, keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by the independent public accountants described hereunder.

                  (d) Lilly shall pay Ligand or Seragen, as the case may be, for all amounts due hereunder in Dollars by any bank wire transfer in next day funds. The payments due hereunder shall be made on or before the forty-fifth
(45th) day following receipt by Lilly of the Quarterly Report.

                  (e) Lilly may, at its own expense, obtain an audit of any Quarterly Report by independent certified public accounts designated by Lilly and reasonably acceptable to Ligand. Such request shall be made within one year from receipt by Lilly of a Quarterly Report. The independent certified public accountant shall have the right to examine all records kept pursuant to this Section and shall report to Lilly the findings of said examination of records insofar as necessary to verify the Quarterly Report. Such findings shall be maintained in confidence by Lilly. In the event such accounting shows Lilly is entitled to any refund of amounts paid, Ligand shall refund such amount by any bank wire transfer in next day funds within thirty (30) days following Ligand's receipt of the auditor's report. In the event the amount of the overpayment by Lilly is greater than 10% of the amount actually due, Ligand shall promptly reimburse Lilly for the cost of the audit.

        4. Ajinomoto Agreement. Lilly hereby reaffirms its agreement, contained in that certain letter agreement dated June 5, 1997, between Lilly and Seragen (the "Letter Agreement"), to pay to Ajinomoto Co., Inc. ("Ajinomoto") certain amounts that may become due by Seragen to Ajinomoto under the terms of the License Agreement dated December 13, 1994, as amended by the Amendment to the License Agreement dated June 1, 1997, in both cases between Seragen and Ajinomoto (the "Ajinomoto Agreement"). As of the date hereof, Lilly has paid $2.15 million of the aggregate of $4.3 million that Lilly has agreed to pay to Ajinomoto. The remaining amounts that Lilly hereby reaffirms its agreement to pay as set forth in the Letter Agreement total $2.15 million. Lilly further agrees that promptly after its receipt of written request from Ligand at any time during the term of this Agreement, Lilly shall designate Ligand (or Seragen as requested by Ligand) as a "Partner" under, and shall provide the written notice required by, the License Agreement dated June 9, 1997, between Lilly and Ajinomoto ("Ajinomoto Agreement"). In the event Ligand (or Seragen as requested by Ligand) is designated a Partner under the Ajinomoto Agreement, Ligand shall pay, or cause to be paid, all royalties to Ajinomoto as required by such Ajinomoto Agreement.

        5. Waiver of US Approval Milestone. Pursuant to Section 2.3 of the Sales Agreement, as amended through the date hereof, Lilly is obligated to provide Seragen with a milestone payment of One Million Dollars ($1,000,000) within fifteen (15) calendar days after first Regulatory Approval (as defined in the Sales Agreements) of the Product in the United States (the "US Approval Milestone"). Lilly and Ligand have agreed that payment of the US Approval Milestone shall be waived by Ligand on behalf of Seragen if Regulatory Approval of the Product in the United States is obtained following the Closing. In the event Regulatory Approval of the Product in the United States is obtained on or prior to Closing, Lilly will make timely payment of the US Approval Milestone. Within thirty (30) days following the Closing, Ligand shall, or shall cause Seragen to, remit Five Hundred Thousand Dollars ($500,000) to Lilly; if the Closing never occurs, Ligand shall have no obligation to remit the amounts set forth in this sentence.


        6. Ligand Payments to Lilly Upon Product Approval and Sales Milestones.


                  (a) Ligand shall pay to Lilly the following amounts:

                        (i) Five Million Dollars ($5,000,000) upon the later of (A) thirty (30) days following Seragen's receipt from FDA of notice of final approval of the labeling for the BLA related to the Product or (B) thirty (30) days from the Closing (the "BLA Consideration"); and

                        (ii) Five Million Dollars ($5,000,000) upon delivery to Lilly of a quarterly report provided under
                                Section 8(c) of this Agreement showing that the cumulative, worldwide Net Sales of the Product have reached Twenty Million Dollars ($20,000,000) (the "Sales Consideration").

                        (iii) If and only if the Reorganization Agreement is terminated following the Effective Date, (A) an additional Five Million Dollars ($5,000,000) within thirty (30) days following the termination of the Reorganization Agreement ("Additional BLA Consideration") and (B) an additional Five Million Dollars ($5,000,000) upon payment of the Sales Consideration pursuant to Section 6(a)(ii) above ("Additional Sales Consideration").

                        (iv) The BLA Consideration, the Additional BLA Consideration, the Sales Consideration and the Additional Sales Consideration, if any, may be paid in the form of cash, common stock, par value $.001 per share, of Ligand ("Common Stock"), or a combination of both as determined by Ligand in its sole discretion. For purposes of determining the value of shares of Common Stock, if any, distributed pursuant to this
                                Section 6, Common Stock shall be valued at the average of the closing prices of Common Stock on the NASDAQ National Market for the twenty (20) consecutive trading days immediately preceding the date which is five (5) consecutive days prior to the date of: (i) the issuance of the shares of Common Stock by Ligand under Sections 6(a)(i) or 6(a)(iii)(A); or (ii) the delivery of the report by Ligand under Section 6(a)(ii). The delivery of shares of Common Stock by Ligand and the acceptance of such shares by Lilly pursuant to this Section 6 shall not constitute a breach by Lilly of its obligations under Section 4.2 of the Stock Purchase Agreement dated November 25, 1997, between Lilly and Ligand.

        7. Forgiveness of Bulk Prepayment. Pursuant to the Seragen Agreements, Lilly paid to Seragen Five Million Dollars ($5,000,000) to be repaid via a credit against Bulk Sales Price (as defined in the Seragen Agreements) due Seragen by Lilly under the Sales Agreement (the "Bulk Prepayment"). If and only if the Closing occurs, Lilly shall forgive the entire amount of the Bulk Prepayment and neither Seragen nor Ligand shall have any obligation to advance the credit against the Bulk Prepayment provided for in Section 2.2 of the Sales Agreement.

        8. Ligand Payment of Royalties to Lilly.

                  (a) Subject to the terms and conditions of this Agreement including, without limitation, Section 9 of this Agreement, and during the Royalty Term, in partial consideration of the terms set forth herein, Ligand shall pay Lilly the following royalties based on worldwide Net Sales of the Product for all indications during a calendar year as set forth below. No royalties shall be due on Net Sales of Products during calendar years 1998 and 1999, even if sales are actually made during such calendar years.

         Worldwide royalties
--------------------------------------------------
                                                                                2002 and
                              Year                     Year                     thereafter during
                              2000                     2001                     the Royalty Term
-----------------------       --------------------     ------------------       -------------------
Percent of net sales          13%                      18%                      20%*
-----------------------       --------------------     ------------------       -------------------


* If and only if the Reorganization Agreement is terminated following the Effective Date, royalties in the calendar year 2002 and thereafter during the Royalty Term shall be 22%.

                  (b) Royalty payments under this Agreement shall be made to Lilly at the time of delivery of the quarterly report under Section 8(c) below. If at any time legal restrictions prevent the prompt remittance of any payments with respect to any country where the Product is sold, Ligand or its sublicensees or marketing partners shall have the right and option to make such payments by depositing the amount thereof in local currency to Lilly's account in a bank or depository in such country.

                  (c) During the term of this Agreement and after the First Commercial Sale of the Product in any country, Ligand shall furnish or cause to be furnished to Lilly on a quarterly basis a written report or reports covering each calendar quarter (each such calendar quarter being sometimes referred to herein as a "reporting period") showing (i) the Net Sales of the Product in each country during the Royalty Term by Ligand, its affiliates, sublicensees and assigns, (ii) the royalties which shall have accrued under this Section 8 in respect of such sales and the basis for calculating those royalties and (iii) until such time as the Sales Consideration is paid under Section 6(a)(ii) of this Agreement, the cumulative Net Sales of the Product from the date of First Commercial Sale in any country through the end of the reporting period. Such reports shall be mailed to : Eli Lilly and Company, Attn: Royalty Administration, D.C. 2211, Lilly Corporate Center, Indianapolis, Indiana 46285.

                           With respect to sales of the Product invoiced in
Dollars, the Net Sales amounts and the amounts due to Lilly hereunder shall be expressed in Dollars. With respect to sales of the Product invoiced in a currency other than Dollars, the Net Sales shall be calculated using Ligand's then current standard exchange rate methodology for the translation of foreign currency sales into Dollars. Each quarterly report shall be accompanied by a list of the exchange rates used in calculating Net Sales covered by such quarterly report. Ligand will at Lilly's reasonable request but not more frequently than once a calendar quarter inform Lilly as to the specific exchange rate translation methodology, if any, used for a particular country or countries. In the event that any exchange rate translation methodology changes, Ligand will inform Lilly of the change in the quarterly report next due.

                           Each quarterly report shall be due on the
seventy-fifth (75th) day following the close of each reporting period. Ligand shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by the independent public accountants described hereunder. Ligand shall furnish annually to Lilly appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty.

                  (d) Upon the written request of Lilly, at Lilly's expense and not more than once in or in respect of any calendar year, independent public accountants designated by Lilly and reasonably acceptable to Ligand shall verify the accuracy of the sales reports furnished by Ligand in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such notice. Upon the expiration of thirty-six (36) months following the end of any calendar year, the calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon Lilly, and Ligand and its sublicensees and marketing partners shall be released from any liability or accountability with respect to payments for such year. The report prepared by such independent public accountant, a copy of which shall be sent or otherwise provided to Ligand by such independent public accountant at the same time it is sent or otherwise provided to Lilly, shall contain the conclusions of such independent public accountant regarding the audit and will specify that the amounts paid to Lilly pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment. If such independent public accountant's report shows any underpayment, Ligand shall remit or shall cause its sublicensees or marketing partners to remit to Lilly within thirty (30) days after Ligand's receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds ten percent (10%) of the total amount owed for the calendar year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Lilly agrees that all information delivered or subject to review under this Section or under any sublicensee or marketing agreement is Confidential Information (as defined below) and that Lilly shall retain all such information in confidence.

                  (e) In the event of any sublicense of Product rights by Ligand to third parties, the terms of such sublicense shall require the sublicensee to furnish the appropriate reports under this Section 8 to Lilly.

        9. Ligand Sublicense of Rights in Certain Territories. In lieu of, and not in addition to, the obligations set forth in Section 8 to pay royalties with respect to Net Sales in such territories, in the event that Ligand outlicenses rights to the Product in a territory other than North America or Europe, Ligand shall pay to Lilly, within thirty (30) days of Ligand's receipt of the payments described below: (a) one-half (1/2) of the net upfront, milestone, technology access or other cash payments received by Ligand from the sublicensee, but not including any purchase of Ligand equity, loans to Ligand or any noncash consideration (to the extent practicable, Ligand will work with the licensee to have Lilly paid its portion of such payments directly in such territory from the gross amount of the payment, provided, however, that such direct payment does not cause Ligand to incur any obligations that it would not otherwise have that would result in Ligand receiving less than one-half of the gross amount of such payment) and (b) one-half (1/2) of the net royalty payments that Ligand receives in consideration for the conveyance of such rights.

        10. Lilly Fill/Finish of Product.

                  (a) Lilly shall perform the final formulation, sterile filling, packaging and labeling of bulk DAB389IL-2 ("Bulk Material") supplied by Seragen (or Ligand) ("Fill/Finish"). Lilly shall perform Fill/Finish in accordance with specifications agreed upon by Ligand and Lilly (and in the event the Closing has not occurred, pursuant to specifications required by Seragen) prior to the first shipment of Bulk Material to Lilly and in accordance with all applicable laws and regulations (the "Fill/Finish Specifications") and the other terms and conditions set forth in Appendix A to this Agreement.

                  (b) In consideration of Lilly's Fill/Finish obligations

hereunder, Ligand shall pay to Lilly a fee of $3 per 300(greek mu)g vial (frozen) for the first three years of the Fill/Finish Term (as defined in Appendix A). For years four and five, the $3 fee per 300(greek mu)g vial would increase at a rate of 10% per year.

                  (c) Ligand and Lilly each agree to use reasonable efforts to complete as promptly as possible after the date of this Agreement a separate agreement pursuant to which Lilly shall provide Fill/Finish for the Product. The terms of such agreement will be consistent with the provisions of this Section 10 and Appendix A attached hereto and shall supersede the terms of this Section 10 and Appendix A attached hereto.

        11. Additional Agreements by Lilly. Until the earlier of the Effective Date or the termination of this Agreement pursuant to Section 13(q), Lilly shall not amend (in a manner that would impair Ligand's rights under this Agreement), terminate or agree to terminate the Seragen Agreements, or take any action which would give rise to a right of termination by Seragen under the Seragen Agreements or deliver the Option Termination Notice (as defined in the Wholesale Purchase Agreement) without the prior written consent of Ligand, which can be withheld at its sole discretion, unless and until Lilly's costs and expenses (whether paid to Ligand under Section 3 of this Agreement or to Seragen under the Seragen Agreements prior to the Effective Date) exceed the sum of (a) $6.85 million and (b) Product Costs (collectively, the "Cap"); provided notwithstanding this Section 11, Lilly shall remain subject to this Section 11 if Ligand bears all costs and expenses under this Section 11: (y) in excess of the Cap; and (z) only for the purpose of determining costs to be borne by Ligand, costs of preparation, submission and management of regulatory applications and all other Lilly activities related to the development and approval of the Product, including internal costs (as determined by Lilly from its books and records in accordance with its standard cost allocation practices) and all out-of-pocket expenses.

        12. Representations and Warranties. Each party hereby represents and warrants to each of the other parties to this Agreement that as of the date hereof and as of the date of assignment of this Agreement pursuant to Section 2 of this Agreement:

                  (a) Authorization. Such party (i) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

                  (b) Governmental Approvals. All necessary consents, approvals and authorizations of all governmental authorities required to be obtained by such party in connection with this Agreement have been obtained.

        13. Miscellaneous Provisions.

                  (a) Governing Law. The Agreement shall be governed by the laws of the State of Indiana, without regard to Indiana choice of law provisions.

                  (b) Dispute Resolution Process. In the event of any dispute relating to this Agreement, the parties shall, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, present such dispute to David Robinson or his successor as Chief Executive Officer of Ligand on behalf of Ligand, and August Watanabe or his successor as Chief Scientific Officer of Lilly on behalf of Lilly; provided, however, that this provision shall not prevent either party from seeking a preliminary injunction or other equitable relief in the event such party believes it will suffer irreparable harm. These executives shall confer and consider each party's view and shall attempt in good faith to resolve the dispute between themselves or, if they are unable to so resolve the dispute, to establish a mechanism to resolve the dispute promptly and efficiently. In the event said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within thirty (30) days, either party shall be entitled to institute litigation and seek such remedies as may be available.


                  (c) Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given, upon receipt, if mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by overnight delivery (receipt verified) to the address below, or given personally or transmitted by facsimile to the number indicated below (with confirmation).

                           To Lilly:

                           Eli Lilly and Company
                           Lilly Corporate Center
                           Indianapolis, IN 46285
                           Attention:  General Counsel
                           Fax: (317) 276-9152

                           To Ligand:

                           Ligand Pharmaceuticals Incorporated
                           10275 Science Center Drive
                           San Diego, CA 92121
                           Attention:  General Counsel
                           Fax: (619) 625-4521

Any party may, by written notice to the others, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

                  (d) Force Majeure. If either party's performance hereunder is affected by any extraordinary, unexpected and unavoidable event such as acts of God, floods, fires, riots, war, accidents, labor disturbances, breakdown of plant or equipment, lack or failure of transportation facilities, unavailability of equipment, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by the reason of any law, order, proclamation, regulation, ordinance, demand or requirement of the relevant government or any sub-division, authority or representative thereof, or by reason of any other cause whatsoever (provided that in all such cases the party claiming relief on account of such event can demonstrate that such event was extraordinary, unexpected and unavoidable by the exercise of reasonable care) ("Force Majeure") it shall as soon as reasonably practicable notify the other party of the nature and extent thereof and take all reasonable steps to overcome the Force Majeure and to minimize the loss occasioned to that other party. Neither party shall be deemed to lose any rights under this Agreement or be in breach of this Agreement or otherwise be liable to the other party by reason of any delay in performance or nonperformance of any of its obligations hereunder, except with respect to payment obligations, to the extent that such delay and nonperformance is due to any Force Majeure of which it has notified the other party and the time for performance of that obligation shall be extended accordingly.

                  (e) Withholding, Taxes. If either party is required by the United States government or other authorities to withhold any tax on the amounts payable by that party to the other party under this Agreement, that party shall be allowed to do so, and shall in such case remit payments to the other party net of such withheld amount, provided that the withholding party furnishes the other party with reasonable evidence of such withholding payment in electronic or written form as soon as practicable after such withholding in order that the other party may use the withholding tax paid as a tax credit.

                  (f) Entire Agreement. This Agreement, the Confidentiality Agreements between Ligand and Lilly dated September 30, 1996, January 23, 1997 and May 8, 1997, between Ligand and Lilly and that certain letter agreement between Ligand, Lilly and Seragen of even date herewith sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. No party shall be bound by any representation other than as expressly stated in this Agreement, or by a written amendment to this Agreement signed by authorized representatives of both parties.

                  (g) Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

                  (h) Relationship of Parties. The relationship created by this Agreement is solely a buyer-seller relationship and is not any form of joint venture, partnership, franchise, or other agency relationship. Neither party shall, under any circumstance, have any authority or otherwise purport to bind the other party to any express or implied contract or to represent or otherwise bind the other party before or in connection with any proceeding by any governmental agency. Except as set forth in this Agreement, nothing herein is intended to grant or imply any license or other rights in favor of a party to any patent, trademark, copyright, trade secret, technology, know-how or other rights of the other party relating to the Product or the ingredients thereof.

                  (i) Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

                  (j) Assignment. Any party may discharge any obligations and exercise any right hereunder through an affiliate although such party shall remain ultimately responsible for the proper discharge of all obligations hereunder notwithstanding any assignment or delegation to any such affiliate (references to a party shall include any affiliate of such party to whom such an assignment or delegation has been made in accordance with this Agreement). Ligand may assign the Agreement and its rights and obligations hereunder at any time although Ligand shall remain ultimately responsible for the proper discharge of all obligations hereunder notwithstanding any assignment or delegation (references to Ligand shall include any assignee of Ligand to whom such assignment or delegation has been made in accordance with this Agreement). Except as provided in this Section 130), Lilly shall not delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of Ligand, not to be unreasonably withheld, and any attempted delegation or assignment without such written consent shall be of no force or effect. This Agreement shall be binding upon the permitted successors and assigns of the parties.


                  (k) Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or defining the content of said sections or paragraphs.

                  (l) Interpretation. This Agreement has been jointly prepared by the parties and their respective legal counsel and ambiguities shall not be strictly construed against either party.

                  (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

                  (n) Compliance with Laws. Each party shall, and shall cause its respective Affiliates to, comply in all material respects with all federal, state, local and foreign laws, statutes, rules and regulations applicable to the parties and their respective activities under this Agreement.

                  (o) Further Actions. Each party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

                    (p) Confidential Information. Unless otherwise set forth in this Agreement, for a period from the earlier of the date of First Commercial Sale or the Closing until five (5) years following the termination of this Agreement, each party and its respective affiliates shall maintain in confidence all Confidential Information, and shall not, except as contemplated by this Agreement, disclose Confidential Information or use Confidential Information for its benefit or the benefit of others, without the consent of the disclosing party (the "Disclosing Party"). Documents made available to the receiving party (the "Receiving Party") shall remain the property of the Disclosing Party and shall be returned upon written request of the Disclosing Party, except that one copy of all such information may be retained for legal archival purposes by the Receiving Party. Each party may disclose Confidential Information for the purpose of making various regulatory filings and complying with applicable governmental regulations, and to sublicensees (potential and actual), marketing partners (potential and actual), consultants and others having a need to know for the purposes of development, manufacture or marketing of Product, provided that such sublicensees, marketing partners, consultants and others shall also agree to appropriate and comparable confidentiality and non-use provisions. In addition, each party shall be entitled to disclose Confidential Information to the extent required by applicable law, orders of courts, regulatory authorities or similar bodies having jurisdiction over the party ("Legal Process"). The Receiving Party shall promptly notify the Disclosing Party of any request or demand by Legal Process for disclosure of Confidential Information. With respect to any disclosure of Confidential Information, including the text of this Agreement, for the purpose of complying with applicable government regulations, the disclosing party shall give the other party an opportunity to review and comment upon the extent of any such disclosure of Confidential Information prior to disclosure. Neither Lilly nor Ligand/Seragen shall disclose any information about this Agreement without the prior written consent of Ligand or Lilly, respectively. Consent shall not be required, however, for (a) disclosures to tax or other governmental authorities or to potential or actual sublicensees, or marketing partners to the extent required or contemplated by this Agreement, provided, that in connection with such disclosure, each party agrees to use its commercially reasonable efforts to secure confidential treatment of such information, (b) disclosures of information for which consent has previously been obtained or (c) information which had previously been publicly disclosed. Each party shall have the further right to disclose the terms of this Agreement as required by applicable law, including the rules and regulations promulgated by the Securities and Exchange Commission, and to disclose such information to shareholders or potential investors as is customary for publicly held companies. Any copy of this Agreement to be filed with the Securities and Exchange Commission shall be redacted to the satisfaction of Ligand and Lilly; provided, in the event that the Securities and Exchange Commission objects to the redaction of any portion of the Agreement after the initial submission, the filing party shall inform the other party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission, but in any event the filing party shall be free to include any portions of the Agreement it deems necessary to respond to the objections in any future filings. Without limiting the generality of the foregoing and except in the circumstance where a party's outside counsel advises the party that immediate disclosure is required, in the event that a Receiving Party, intends to disclose Confidential Information as permitted under this
Section 13(p), such a party will provide to the Disclosing Party a copy of the information to be disclosed and an opportunity to comment thereon prior to such disclosure, and, to the extent practicable, consult with the Disclosing Party on the necessity for the disclosure and the text of the proposed release within a reasonable time in advance of the proposed disclosure. The confidentiality obligations of this Section 13(p) shall survive the termination or expiration of the Agreement.


                  (q) Termination of Agreement This Agreement shall terminate:
(i) in the event the Effective Date does not occur on or prior to January 31, 1999; provided in the event that Ligand or Seragen has exercised the Option (as such term is defined in the Extension Option Agreement dated the date hereof between Ligand, Seragen, Marathon Biopharmaceuticals, LLC, 520 Commonwealth Real Estate Corporation and 660 Corporation), such date shall be extended upon each exercise of the Option to the then effective termination date of such Option; or
(ii) if the Reorganization Agreement is terminated prior to First Commercial Sale, on the date on which the Reorganization Agreement is terminated.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                        ELI LILLY AND COMPANY


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------


                                        LIGAND PHARMACEUTICALS
                                        INCORPORATED


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------



                                        SERAGEN, INC.


                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

                                   APPENDIX A



         The additional terms and conditions which shall govern Lilly's performance of its Fill/Finish obligations hereunder and Ligand's payment for such services are as follows:

        1. PAYMENT FOR FILL/FINISH. Ligand agrees to pay in full within thirty
(30) days (with a 2% cash discount if paid within twenty (20) days of the original shipping date) each invoice delivered by Lilly to Ligand for the Fill/Finish activities sold under this Agreement in accordance with the applicable provisions of this Agreement; and to pay interest on all overdue amounts owing from Ligand to Lilly hereunder outstanding for more than 30 days ("overdue") at the Prime Rate as published in The Wall Street Journal in effect from time to time plus six percent (6%) per annum (or the highest amount allowed by law, if such lawful amount is lower than the foregoing) from the date the amounts become overdue.

        2. TAX EXEMPTION CERTIFICATES. Ligand agrees to provide to Lilly a copy of Ligand's sales tax exemption certificate, whether it be a resale certificate, blanket exemption, or direct payment exemption under applicable laws, and to notify Lilly promptly of any change which affects Ligand's exemption status and to provide such other information or certifications as Lilly may reasonably request in order to minimize tax liability and to comply with applicable tax or other regulations of each of the jurisdictions worldwide in which Ligand sells the Product.

        3. CONTROLS. Lilly agrees to establish such internal controls and maintain such records as will assure compliance with its obligations under this Agreement and the ability of Ligand and appropriate regulatory authorities to conduct a meaningful review of such records.

        4. FORECASTS. Ligand agrees to provide sales forecasts at such times and in such detail as Lilly may reasonably request in order to determine Fill/Finish requirements.

        5. CERTAIN COVENANTS OF LILLY. Lilly covenants and agrees as follows:

                  (a) To carry out the Fill/Finish operations in accordance with the applicable regulatory approvals required for the Product.

                  (b) To carry inventory of the Product and to ship the Product to Ligand's third party distributors.

                  (c) To use commercially reasonable efforts to maintain the Product under proper conditions, both in storage and in transit to customers, including such refrigeration as may be reasonably required; to supply only Product that, at the time of shipment, has an expiry date of not less than sixty
(60) days after the date of shipment, and are not damaged, or shopworn; and to provide to Ligand quarterly upon Ligand's request a listing of Lilly's complete and current inventory of Product by item and package size certified to be accurate by Lilly.

                  (d) To deliver to Ligand the forms of all pre-launch and launch materials that Lilly's Oncology Global Business Unit may have prepared for the Product and also to permit

Ligand's employees to meet with the Lilly marketing staff at Lilly's offices for a reasonably limited period to assist Ligand in preparing to market the Product, but Lilly shall have no further responsibility for promotion of the Product.

                  (e) Prior to the First Commercial Sale of the Product, the parties shall agree upon the terms of a manufacturing requirements document which shall set forth procedures for ordering and maintaining inventory, and the coordination and timing of manufacture and delivery to meet customer orders, compliance with adverse event reporting and other regulatory requirements and such other matters as are incidental to this Agreement.

        6. TRANSPORTATION COSTS. Lilly shall ship the Product F.O.B. shipping point. Ligand will pay all transportation charges for the shipment of the Product.

        7. TITLE, RISK OF LOSS AND DAMAGE. Lilly shall assume risk of loss when Ligand delivers Bulk Material to Lilly. Thereafter, risk of loss shall pass to Ligand when the Product is duly delivered to the carrier. Ligand shall give Lilly written notice of any claimed shipping error within thirty (30) days after the date of shipment from Lilly. Failure of Ligand to give such notice within such thirty (30)-day period shall be deemed a waiver of Ligand's claim for shortages or incorrect shipments. Lilly will not be liable for and will not grant a credit with respect to damage to the Product in the course of shipment from Lilly, except as set forth in Section 8 below.

        8. RETURN FOR CREDIT. Ligand shall have no right to return any Product for any reason, except that Ligand may return for credit any Product that (i) is unusable because of Lilly's delay or negligence in shipment or (ii) is not in conformance with product specifications (described in the BLA for the Product), if such nonconformity is caused by Lilly's Fill/Finish activities or Lilly's failure to follow its quality assurance/quality control procedures. Upon request by Ligand, Lilly will ship replacement Product to Ligand's third party distributors.

        9. WARRANTY. Seragen warrants that the Bulk Material delivered to Lilly pursuant to this Agreement shall (i) at the time of shipment not be adulterated or misbranded within the meaning of applicable federal, state or foreign laws as in effect at the time of delivery as a result of any condition caused by Seragen's manufacturing activities or resulting from Seragen's failure to follow its quality assurance/quality control procedures, and (ii) not contain any manufacturing defect caused by Seragen's manufacturing activities or resulting from Seragen's failure to follow its quality assurance/quality control procedures. Lilly warrants that the Product delivered to Ligand pursuant to this Agreement shall (i) at the time of shipment not be adulterated or misbranded within the meaning of applicable federal, state or foreign laws as in effect at the time of delivery as a result of any condition caused by Lilly's Fill/Finish activities or resulting from Lilly's failure to follow its quality assurance/quality control procedures, and (ii) not contain any manufacturing defect caused by Lilly's Fill/Finish activities or resulting from Lilly's failure to follow its quality assurance/quality control procedures. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SERAGEN NOR LILLY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE BULK MATERIALS OR THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR

IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY SERAGEN AND LILLY. IN NO EVENT SHALL SERAGEN OR LILLY BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS OF LILLY (IN THE CASE OF SERAGEN) OR LIGAND (IN THE CASE OF LILLY).

        10. BILLING, REBATES, ETC. Ligand shall be solely responsible for billing and collection activities, rebate programs, return credit procedures and similar activities related to its sales of Product, it being understood that Lilly's responsibilities hereunder relate solely to Fill/Finish and shipment to Ligand's third party distributors.

        11. INSPECTION OF INVENTORY AND RECORDS. In the event Lilly inventories Product, Ligand representative(s) will consult with and advise Lilly concerning Lilly's inventory of Product and may inspect the same at a mutually agreed upon time. A Ligand representative may also inspect records of Lilly to determine compliance with Lilly's Fill/Finish obligations under this Agreement provided that no such inspection shall relate to transactions occurring more than eighteen (18) months prior to the date of such inspection, and provided further that the inspection shall be performed by Ligand's regularly retained independent auditors or employee. Any Confidential Information disclosed by Lilly under this Section shall be maintained in confidence.


        12. INDEMNITY AND INSURANCE.

                  (a) Except to the extent Ligand shall be entitled to indemnification under subparagraph (b) below, Ligand shall hold harmless Lilly and its affiliates and their respective employees and agents from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) based upon

                           (i)  use, sale, promotion, marketing or distribution
of the Product, including without limitation any product liability claims, regardless of the theory under which such claims are brought, including any claims for death, bodily injury or property damage arising from the use of the Product, or

                           (ii) otherwise results from the negligence or willful
misconduct of Ligand or Seragen or a material breach of this Agreement by either Ligand or Seragen, except to the extent caused by the negligence or willful misconduct of Lilly or the material breach by Lilly of this Agreement.

                  (b) Except to the extent Lilly shall be entitled to indemnification under subparagraph (a) above, Lilly shall indemnify and hold harmless Ligand and its affiliates and their respective employees and agents from and against any and all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) based upon the death or any bodily injury or property damages resulting from (i) Lilly's Fill/Finish activities, storage, handling, or physical distribution of Product (including product liability claims, regardless of the theory under which such claims are brought),

                           (ii) otherwise results from the negligence or willful
misconduct of Lilly or its material breach of this Agreement, except to the extent caused by the negligence or willful misconduct of Ligand or the material breach by Ligand of this Agreement; provided that, with respect to product liability claims only, Lilly shall only have an obligation to indemnify or hold harmless Ligand, its affiliates and their respective employees and agents to the extent the injury alleged is caused by Lilly's Fill/Finish activities or Lilly's failure to follow its quality assurance/quality control procedures.

                  (c) Each of the parties shall promptly notify the other of any such claim or potential claim covered by any of the above subsections in this
Section 12 and shall include sufficient information to enable the other party to assess the facts. Each of the parties shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent, which shall not be unreasonably withheld.

                  (d) Ligand and Lilly shall each have and maintain such type and amounts of liability insurance covering their respective activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and will upon request provide the other party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.


        13. RECALLS. In the event of a recall, whether voluntary or ordered by a government agency in any jurisdiction worldwide ("Recall"), Ligand shall be responsible for the coordination of Recall activities. Ligand shall bear and timely pay all costs of notification, shipping and handling, retrieving the Product subject to Recall already delivered to customers, and other expenses and costs of the Recall, except to the extent that the Recall is a result of Lilly's Fill/Finish activities or Lilly's failure to follow its quality assurance/quality control procedures. Ligand shall provide Lilly with supporting documentation of all reimbursable expenses and costs.

        14. SUBCONTRACT BY LILLY. Lilly, directly or through one or more of its Affiliates, shall provide the Fill/Finish activities for the Product as contemplated by this Agreement for a period of five (5) years after the earlier of the date of First Commercial Sale or the Closing, unless earlier terminated under Section 15 below ("Fill/Finish Term"). During the Fill/Finish Term, Lilly shall have the option to subcontract its obligation to provide Fill/Finish activities for the Product as contemplated by this Agreement to any reputable entity that (a) has the capacity to provide the Fill/Finish activities for the Product as contemplated by this Agreement and (b) has or can obtain all governmental and other permits, licenses and approvals necessary to enable the entity to provide the Fill/Finish activities without interruption of supply of Product. The subcontractor shall be subject to the approval of Ligand, which approval shall not be unreasonably withheld. Upon Lilly's reasonable request, Ligand and Seragen shall cooperate with Lilly in effecting the transfer of Fill/Finish activities. Lilly shall remain responsible for the performance by each such subcontractor of the Fill/Finish activities for the Product required by this Agreement.



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

        15. TERMINATION OR CANCELLATION.


                  (a) Lilly's Fill/Finish obligations under this Agreement shall be in effect from and after the earlier of the date of First Commercial Sale or the Closing and shall terminate upon the expiration of the Term. Ligand shall have the right to terminate Lilly's Fill/Finish obligations under this Agreement prior to the expiration of the Term ninety (90)days prior written notice to Lilly.

                  (b) After the Term, all then accrued rights under purchase orders and invoices issued in compliance with this Appendix A, the indemnity and recall provisions of Sections 12 and 13 of this Appendix A, and any rights either party may then have as a result of any breach of this Appendix A by the other party shall survive the Term.



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